Exhibit 1A-11

Orlando 1000 Legion Place, Suite 701 Orlando, FL 32801  Melbourne 1692 W. Hibiscus Blvd. Melbourne, FL 32901       CONSENT OF INDEPENDENT AUDITOR We, H&CO, LLP, hereby consent to the inclusion of the audited financial statements of ILS Fixed Horizon, LLC as of December 31, 2022, and for the period from inception (April 5, 2022) to December 31, 2022, as audited by Grennan Fender, LLP, in the Regulation A Offering Circular on Form 1-A of ILS Fixed Horizon, LLC, filed with the Securities and Exchange Commission (SEC). Furthermore, we consent to the reference to our firm as experts in accounting and auditing in connection with the audited financial statements. It is pertinent to note that Grennan Fender, LLP was acquired by H&CO, LLP effective November 1, 2023. With this acquisition, all firm employees and partners, including the audit partner responsible for the audit of the financial statements as of December 31, 2022, and for the period from inception (April 5, 2022) to December 31, 2022, have transitioned to H&CO, LLP. As part of this transition, H&CO, LLP has assumed all professional responsibilities and obligations related to the audit conducted by Grennan Fender, LLP. We affirm that we have access to all necessary work papers, documentation, and the team involved in the audit, ensuring the continuity and integrity of the audit responsibilities and conclusions as originally issued by Grennan Fender, LLP. This consent is not to be construed as an endorsement of the Offering Circular or an opinion on any other parts of the Offering Circular that do not pertain directly to the audit of the financial statements as of December 31, 2022, and for the period from inception (April 5, 2022) to December 31, 2022. Sincerely, Christopher Grim, CPA Audit Partner March 31, 2024